Exhibit 99.1
4650 SW Macadam Avenue, Suite 400 • Portland, OR 97239 • Telephone (503) 946-4800
CONTACT: Dwight Weber, Director of Communications (503) 946-4855
Website: http://www.precast.com

PRECISION CASTPARTS CORP. REPORTS
THIRD QUARTER FISCAL 2011 EARNINGS

Third Quarter Fiscal 2011 Highlights (from Continuing Operations)

• Consolidated segment operating income margin of 24.3 percent
• EPS from continuing operations of $1.80 (diluted)
• Total debt of $236.9 million and cash of $822.8 million

PORTLAND, Oregon - January 27, 2011 - Precision Castparts Corp. (NYSE: PCP) achieved solid operating performance in the third quarter of fiscal 2011 on the strength of improved aerospace and general industrial sales and a continued focus on daily production disciplines.

Third Quarter Fiscal 2011 Highlights

Total sales for Precision Castparts Corp. (PCC) increased 16.5 percent in the third quarter of fiscal 2011 over the same period a year ago, climbing to $1.59 billion of sales from last year's $1.36 billion. Consolidated segment operating income for the quarter showed a 9.2 percent increase over a year ago, improving to $386.9 million, or 24.3 percent of sales, versus $354.4 million, or 26.0 percent of sales in the third quarter of fiscal 2010. Net income from continuing operations (attributable to PCC) was $258.7 million for the third quarter of fiscal 2011, or $1.80 per share (diluted, based on 144.1 million shares outstanding), compared to net income from continuing operations (attributable to PCC) of $228.6 million, or $1.61 per share (diluted, based on 142.3 million shares outstanding) last year. Including discontinued operations, net income (attributable to PCC) was $1.78 per share (diluted), versus $1.64 per share (diluted) a year ago.

Investment Cast Products. Investment Cast Products sales grew 18.3 percent year over year, increasing to $537.7 million in the third quarter, compared to sales of $454.7 million in the third quarter of fiscal 2010. Aerospace sales within the segment were approximately 30 percent higher than last year. After almost a year and a half, customer destocking appears to have come to an end, and aerospace component production schedules have aligned with aircraft build rates, driving higher volumes and better operating leverage. As in the second quarter, industrial gas turbine (IGT) sales were relatively flat year over year, although aftermarket activity continued to show some sequential improvement. Driven by aerospace growth and strong productivity improvements, segment operating income in the quarter increased by 24.2 percent over last year, reaching $170.8 million this quarter, or 31.8 percent of sales, versus $137.5 million, or 30.2 percent of sales, a year ago. Contractual material pass-through pricing rose by approximately $3 million year over year to approximately $13 million in the third quarter of fiscal 2011.

Forged Products. Forged Products sales for the third quarter totaled $708.5 million, a 20.7 percent increase over sales of $587.0 million in the same period a year ago. In this segment, deliveries to commercial aerospace customers also matched up to aircraft production rates, signaling an apparent end to customer destocking; aerospace sales improved by approximately 25 percent over last year's third quarter. In addition, general industrial sales increased by almost 50 percent year over year, due to both improving world economies and market share gains. These gains were offset by a 30 percent decline in high margin seamless pipe sales. By the end of the fourth quarter, shipments to India and China will begin to increase and then build through fiscal 2012 as new construction projects in these countries get underway. Contractual material pass-through pricing decreased year over year, offset by an increase in selling prices of external alloys sales from the segment's three primary mills, positively impacting Forged Products' third quarter sales by approximately $18 million. The segment's operating income grew by 4.0 percent year over year, moving to $141.8 million, or 20.0 percent of sales for the quarter, compared to $136.4 million, or 23.2 percent of sales, in the third quarter of fiscal 2010. Subsequent to the end of the third quarter, PCC acquired an additional one percent equity interest in the Chengde joint venture, bringing the Company's total ownership to 50 percent.

Fastener Products. In the third quarter of fiscal 2011, sales for Fastener Products increased by 6.6 percent over last year, growing to $344.1 million from sales of $322.9 million a year ago. Aerospace sales grew by approximately 5 percent year over year, primarily due to increasing share in new product families, along with aerospace OEM orders coming into line with aircraft build rates and slightly improved aftermarket activity. In addition, Fastener Products' general industrial sales were 15 percent higher than last year's third quarter sales. Distributor demand for aerospace fasteners is holding steady but showing minimal signs of traction; as of today, these schedules are expected to accelerate by the second quarter of fiscal 2012. The segment's operating income was $104.8 million, or 30.5 percent of sales, in the quarter, versus operating income of $105.8 million, or 32.8 percent of sales, in the third quarter of fiscal 2010.

“We seem to have finally put destocking behind us and closed the gap between our casting and forging orders and aircraft build rates,” said Mark Donegan, chairman and chief executive officer of Precision Castparts Corp. “From this point, the commercial aerospace operations of those two businesses should track fairly closely to aircraft delivery schedules. General industrial sales have also made a strong contribution to our year-over-year sales growth, and, with additional opportunities for further market penetration, should continue to provide modest sequential upside.

“There are two major catalysts that will spur the next significant acceleration in our aerospace sales growth,” Donegan said. “At an average of $5.5 million worth of PCC content per aircraft, the 787 provides us with a great growth platform for years to come. We had begun to see increases in engine schedules as early as the third quarter, but, as aircraft delivery schedules have slipped to the right, we will likely have to wait another four to six months or so for sales to ramp up. Higher 787 production levels will also be a major driver of fastener sales. While fasteners comprise about half of our total dollar value on the aircraft, we are seeing very little activity on that front right now. The second catalyst will be the acceleration of our fastener distribution schedules, from which we expect solid growth as soon as the middle of calendar 2011. We are strongly positioned to reap the benefits of these significant events as they occur. We will also benefit over the next few years from the announced build rate increases in the base commercial narrow-body and wide-body programs, and aerospace aftermarket sales of cast and forged components have already begun to improve. In addition, beginning at the end of this fiscal year, seamless pipe shipments will start to get traction and then build steadily through fiscal 2012.

“At the end of the third quarter, PCC's debt balance was $236.9 million, and cash totaled $822.8 million,” Donegan said. “We are committed to deploying our cash on opportunities that will achieve continued top- and bottom-line growth and increased shareholder value over the long term.”

Precision Castparts is hosting a conference call to discuss the above financial results today at 7:00 a.m. Pacific Standard Time. The dial-in information for audio access is (800) 967-7135, Access Code: 9066345. Dial *O for technical assistance with dial-in access. In order to assure the conference begins in a timely manner, please dial in five to ten minutes prior to the scheduled start time.

Individuals interested in monitoring the webcast should paste the following address into their browser for access to the live conference link:
http://w.on24.com/r.htm?e=270413&s=1&k=DB9CAD2AC7A8E79E51C617649A6E42E2
This link will provide both audio and video through the Internet connection.

Individuals may use the following link to check their computer system's compatibility any time prior to the call: http://webcast.premiereglobal.com/clients/premiere/help/help.html
For Webcast assistance, please dial (888) 569-3848 or (719) 785-6626.

Access can also be gained through Precision Castparts Corp.'s corporate website:  http://www.precast.com/PCC/CorpPres.html.

Following the conference call, you may replay the conference by calling (888) 203-1112 or (719) 457-0820; the replay pass code is 9066345.
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Precision Castparts Corp. is a worldwide, diversified manufacturer of complex metal components and products. It serves the aerospace, power generation, and general industrial markets. PCC is the market leader in manufacturing large, complex structural investment castings, airfoil castings, and forged components used in jet aircraft engines and industrial gas turbines. The Company is also a leading producer of highly engineered, critical fasteners for aerospace, and other general industrial markets and supplies metal alloys and other materials to the casting and forging industries.
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Information included within this press release describing projected growth and future results and events constitutes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results in future periods may differ materially from the forward-looking statements because of a number of risks and uncertainties, including but not limited to fluctuations in the aerospace, power generation, and general industrial cycles; the relative success of the Company's entry into new markets; competitive pricing; the financial viability of the Company's significant customers; the impact on the Company of customer labor disputes; demand, timing and market acceptance of new commercial and military programs; the availability and cost of energy, materials, supplies, and insurance; and the cost of pension benefits and post-retirement medical benefits; equipment failures; relations with the Company's employees; the Company's ability to manage its operating costs and to integrate acquired businesses in an effective manner; governmental regulations and environmental matters; risks associated with international operations and world economies; the relative stability of certain foreign currencies; the impact of adverse weather or natural disasters; the availability and cost of financing; and implementation of new technologies and process improvement.  Any forward-looking statements should be considered in light of these factors.  The Company undertakes no obligation to publicly release any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this document.
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Precision Castparts Corp.'s press releases are available on the Internet at GlobeNewswire's website - http://www.globenewswire.com or PCC's home page at http://www.precast.com.

PRECISION CASTPARTS CORP.
SUMMARY OF RESULTS 1
(Unaudited; in millions, except per share data)

	Three Months Ended		Nine Months Ended
	January 2, 2011	December 27, 2009	January 2, 2011	December 27, 2009
Net sales	$1,590.3	$1,364.6	$4,545.2	$4,025.5
Operating costs and expenses:
Cost of goods sold	1,101.7	921.6	3,145.6	2,690.3
Selling and administrative expenses	101.7	88.6	298.2	272.8
Interest expense	3.7	4.3	10.5	12.4
Interest income	(1.3)	(0.6)	(2.9)	(2.3)
Total operating costs and expenses	1,205.8	1,013.9	3,451.4	2,973.2
Income before income tax and equity in earnings of unconsolidated affiliates	384.5	350.7	1,093.8	1,052.3
Income tax expense	(127.9)	(121.8)	(368.8)	(364.0)
Equity in earnings of unconsolidated affiliates	2.5	—	14.5	—
Net income from continuing operations	259.1	228.9	739.5	688.3
Net (loss) income from discontinued operations	(2.2)	4.3	4.1	(7.2)
Net income	256.9	233.2	743.6	681.1
Net income attributable to noncontrolling interets	(0.4)	(0.3)	(1.1)	(0.5)
Net income attributable to Precision Castparts Corp. ("PCC")	$256.5	$232.9	$742.5	$680.6
Net income (loss) per common share attributable to PCC shareholders – basic:
Net income per share from continuing operations	$1.81	$1.62	$5.19	$4.90
Net (loss) income per share from discontinued operations	(0.01)	0.03	0.02	(0.05)
	$1.80	$1.65	$5.21	$4.85
Net income (loss) per common share attributable to PCC shareholders – diluted:
Net income per share from continuing operations	$1.80	$1.61	$5.14	$4.85
Net (loss) income per share from discontinued operations	(0.02)	0.03	0.03	(0.05)
	$1.78	$1.64	$5.17	$4.80
Weighted average common shares outstanding:
Basic	142.8	140.8	142.4	140.4
Diluted	144.1	142.3	143.7	141.8
	Three Months Ended		Nine Months Ended
	January 2, 2011	December 27, 2009	January 2, 2011	December 27, 2009
Sales by Segment
Investment Cast Products	$537.7	$454.7	$1,536.7	$1,384.4
Forged Products	708.5	587.0	2,008.4	1,642.7
Fastener Products	344.1	322.9	1,000.1	998.4
Total	$1,590.3	$1,364.6	$4,545.2	$4,025.5
Segment Operating Income (Loss)[2]
Investment Cast Products	$170.8	$137.5	$488.4	$414.7
Forged Products	141.8	136.4	392.1	397.6
Fastener Products	104.8	105.8	306.0	332.1
Corporate expense	(30.5)	(25.3)	(85.1)	(82.0)
Consolidated segment operating income	386.9	354.4	1,101.4	1,062.4
Interest expense	3.7	4.3	10.5	12.4
Interest income	(1.3)	(0.6)	(2.9)	(2.3)
Income before income taxes and equity in earnings of unconsolidated affiliates	$384.5	$350.7	$1,093.8	$1,052.3

1 Reported results for the three and nine months ended December 27, 2009 have been restated for discontinued operations.
2 Operating income represents earnings before interest and income taxes.

PRECISION CASTPARTS CORP.
SELECTED BALANCE SHEET AND CASH FLOW STATISTICS
(Unaudited; in millions)

	January 2, 2011	March 28, 2010
Cash and Debt Balances
Cash	$822.8	$112.4
Total Debt	$236.9	$250.0
Total Equity	$6,812.9	$5,891.7
Total Debt, as % of Total Capitalization	3.4%	4.1%
Working Capital Items[1]
Receivables, Net	$853.3	$846.6
Inventories	1,520.5	1,435.3
Accounts Payable	554.3	581.8
Total	$1,819.5	$1,700.1

	Three Months Ended
	January 2, 2011	December 27, 2009
Selected Cash Flow Items[1]
Depreciation and Amortization	$41.5	$40.0
Capital Expenditures	$31.7	$28.4

1 Reported results exclude discontinued operations.